Exhibit 7

Execution Version

SHARE PURCHASE AGREEMENT

dated as of

September 29, 2020

among

TITANSUPERNOVA LIMITED,

SOHU.COM (SEARCH) LIMITED

and

SOHU.COM LIMITED

TABLE OF CONTENTS

 ______________________

i

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2020, by and among (a) TitanSupernova Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Buyer”), (b) Sohu.com (Search) Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Seller”), and (c) Sohu.com Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and the 100% parent of Seller (“Sohu”, and together with Seller, the “Seller Parties”).

W I T N E S S E T H:

WHEREAS, Seller is the legal and beneficial owner of 3,717,250 Class A ordinary shares, par value US$0.001 per share (the “Class A Shares”), of Sogou Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), and 127,200,000 Class B ordinary shares, par value US$0.001 per share (the “Class B Shares”), of the Company (such Class A Shares and Class B Shares owned by Seller, collectively, the “Shares”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, such that Buyer will hold shares of the Company representing at least ninety percent (90%) of the total voting power of the Company; and

WHEREAS, concurrently with the signing of this Agreement, the Company, Buyer, THL A21 Limited, a business company with limited liability incorporated under the Laws of the British Virgin Islands and the 100% parent of Buyer (“THL”), and, solely for purposes of Section 9.09, Section 9.10 and Section 9.11 thereof, Tencent Mobility Limited, a Hong Kong company (“TML”), are entering into an agreement and plan of merger (a copy of which is attached hereto as Appendix I, as amended from time to time, the “Merger Agreement”), pursuant to which, following the consummation of the transactions contemplated by this Agreement (the “Transactions”), Buyer and the Company will effect a business combination through a merger of Buyer with and into the Company in accordance with Part XVI of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, with the Company being the surviving company and becoming a wholly-owned Subsidiary of THL (the “Merger”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
Purchase and Sale

Section 1.01.                              Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, in order to facilitate the Merger, Seller agrees to sell to

Buyer, and Buyer agrees to purchase from Seller, the Shares, free and clear of any Liens, for an aggregate purchase price (the “Purchase Price”) of US$1,178,255,250.00 (being the product of the number of Shares and US$9.00 per Share) in cash. The parties hereto agree and acknowledge that, in connection with the closing (the “Closing”) of the purchase and sale of the Shares hereunder, the 127,200,000 Class B Shares owned by Seller shall be converted into 127,200,000 Class A Shares in accordance with the then-effective memorandum and articles of association of the Company (the “Memorandum & Articles”) as set out herein.

Section 1.02.                              Closing. (a) The Closing shall take place at the offices of Davis Polk & Wardwell LLP, The Hong Kong Club Building, 3A Chater Road, Hong Kong, as soon as possible, but in no event later than ten (10) Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the parties hereto may agree.

(b)              At the Closing:

(i)            Seller shall (A) deliver the share certificate representing the 3,717,250 Class A Shares, together with a duly executed instrument of transfer from Seller in respect of such 3,717,250 Class A Shares in favor of Buyer, to the registered office of the Company for the transfer of the Class A Shares to Buyer; (B) deliver the share certificate representing the 127,200,000 Class B Shares to the registered office of the Company for conversion into 127,200,000 Class A Shares, together with a written notice addressed to the Company requesting the Company to convert the 127,200,000 Class B Shares into 127,200,000 Class A Shares, and cause the Company to repurchase and cancel such 127,200,000 Class B Shares and issue 127,200,000 new Class A Shares in the capital of the Company directly to Buyer; and (C) deliver or cause to be delivered to Buyer (1) a copy of the updated register of members of the Company as of the Closing evidencing Buyer’s ownership of an aggregate of 130,917,250 Class A Shares in the capital of the Company purchased under this Agreement (the “Transferred Shares”), comprising the existing 3,717,250 Class A Shares held by Seller and the 127,200,000 Class A Shares to be converted and issued to Buyer pursuant to Section 1.02(b)(i)(B), certified by the registered office of the Company, and (2) a copy of the updated register of directors of the Company as of the Closing, certified by the registered office of the Company, evidencing the resignation of each of the directors set forth in Schedule 1.02(b) effective as of the Closing, the appointment of the directors designated by Buyer, and that the directors designated by Buyer constitute a majority of the directors of the Company Board as of the Closing; against

(ii)            Buyer’s delivery to Seller of the Purchase Price in immediately available funds by wire transfer to an account designated by Seller, the details of which shall have been provided in a written notice to Buyer by Seller at least fifteen (15) Business Days prior to the Closing Date; provided that Buyer shall be deemed to have complied with this Section 1.02(b)(ii) so long as Buyer provides Seller with a copy of the irrevocable instructions provided to Buyer’s bank authorizing the wire at the Closing.

(c)              Unless otherwise agreed by the parties hereto, all actions at the Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Closing have been made.

Article 2
Representations and Warranties of Seller Parties

Each of the Seller Parties, jointly and severally, represents and warrants to Buyer that:

Section 2.01.                              Corporate Organization. Each of the Seller Parties is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by the Seller Parties or otherwise be materially adverse to the ability of the Seller Parties to perform their material obligations under this Agreement.

Section 2.02.                              Authority Relative to This Agreement. Each of the Seller Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Seller Parties and the consummation by the Seller Parties of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller Parties are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Seller Parties and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

Section 2.03.                              No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Seller Parties do not, and the performance of this Agreement by the Seller Parties and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of any Seller Party, (ii) assuming (solely with respect to performance of this

Agreement and consummation of the Transactions) that the matters referred to in Section 2.03(b) are complied with, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, stock exchange rules or other order (“Law”) applicable to any Seller Party or by which any property or asset of any Seller Party is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Seller Party pursuant to, any Contract or obligation to which any Seller Party is a party or by which any of its properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by the Seller Parties or otherwise be materially adverse to the ability of the Seller Parties to perform their material obligations under this Agreement.

(b)       The execution and delivery of this Agreement by the Seller Parties do not, and the performance of this Agreement by the Seller Parties and the consummation by the Seller Parties of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal, or any stock exchange (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (ii) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and/or the New York Stock Exchange (“NYSE”), and (iii) compliance with filings, permits, authorizations, consents and approvals as may be required under any applicable PRC Laws (collectively, “PRC Regulatory Filings”).

Section 2.04.                              Ownership of Shares. Seller is the sole legal and beneficial owner of the Shares, free and clear of any Lien. The Transferred Shares have been duly authorized and, when issued and delivered to Buyer pursuant to this Agreement, will be validly issued, fully paid and non-assessable. Seller will transfer and deliver to Buyer at the Closing valid title to the Transferred Shares free and clear of any Lien. Except for the options for the purchase from Seller of an aggregate of 9,000 Class A Shares (collectively, the “Vested Options”) and the Option Cancellation Agreements, Seller is not a party to any option, warrant, purchase right, right of first refusal, call, put or other agreement (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Shares or Transferred Shares.

Section 2.05.                              Absence of Litigation. There is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending against, or to the knowledge of the Seller Parties, threatened against, the Seller Parties or any of their properties before (or, in the case of threatened Actions, would be before) any Governmental Authority which, (a) seeks to enjoin, restrain or prevent the Transactions or (b) prevents, materially delays or materially impedes or, if decided adversely against the Seller Parties, would reasonably be expected to prevent, materially delay or materially impede, the performance by the Seller Parties of their obligations under this Agreement or the consummation of the Transactions.

Section 2.06.                              Brokers. Except for China Renaissance Securities (Hong Kong) Limited whose fees and expenses will be paid by the Seller Parties, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Seller Parties.

Section 2.07.                              No Other Representations or Warranties. Except for the representations and warranties set forth in this Article 2, neither Seller Party makes any other express or implied representation or warranty with respect to either Seller Party or the Company.

Article 3
Representations and Warranties of Buyer

Buyer represents and warrants to the Seller Parties that:

Section 3.01.                              Corporate Organization. Buyer is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Buyer or otherwise be materially adverse to the ability of Buyer to perform its material obligations under this Agreement.

Section 3.02.                              Authority Relative to This Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the Seller Parties, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.03.                              No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer will not, (i) conflict with or violate the memorandum and articles of association of Buyer, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.03(b) have been obtained and all filings and obligations described in Section 3.03(b) have been made, conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Buyer pursuant to, any Contract or obligation to which Buyer is a party or by which Buyer or any property or asset of Buyer is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Buyer or otherwise be materially adverse to the ability of Buyer to perform its material obligations under this Agreement.

(b)       The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer and the consummation by Buyer of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) compliance with the rules and regulations of the Stock Exchange of Hong Kong, NASDAQ and/or the NYSE, and (iii) compliance with the PRC Regulatory Filings.

Section 3.04.                              Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

Section 3.05.                              Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 3.06.                              Absence of Litigation. There is no Action pending against, or to the knowledge of Buyer, threatened against, Buyer or any of its properties before (or, in the case of threatened Actions, would be before) any Governmental Authority which, (a) seeks to enjoin, restrain or prevent the Transactions or (b) prevents, materially delays or materially impedes or, if decided adversely against Buyer, would reasonably be expected to prevent, materially delay or materially impede, the performance by Buyer of its obligations under this Agreement or the consummation of the Transactions.

Section 3.07.                              Brokers. Except for Goldman Sachs (Asia) L.L.C. whose fees and expenses will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Buyer.

Section 3.08.                              No Other Representations or Warranties. Except for the representations and warranties set forth in this Article 3, Buyer does not make any other express or implied representation or warranty with respect to Buyer or the Company.

Article 4
Covenants of Seller Parties

Section 4.01.                              Restriction on Transfer. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Article 8, Seller shall, and Sohu shall cause Seller to, continue to hold the Shares. Seller shall not, and Sohu shall cause Seller not to, directly or indirectly, sell, transfer, offer, exchange, assign, pledge, secure, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily (each, a “Transfer”), any of the Shares, or any voting right or power (whether such right or power is granted by proxy or otherwise) or economic interest therein, before the earlier of the Closing and the termination of this Agreement pursuant to Article 8 without the prior written consent of Buyer. The Seller Parties shall not, nor shall they permit any of their Affiliates and their respective directors, officers, employees or representatives to, between the date hereof and the earlier of the Closing and the termination of this Agreement pursuant to Article 8, solicit, initiate, participate in negotiations with respect to, encourage or assist the submission of any proposal, negotiation or offer from any person (other than Buyer) relating to any Transfer of the Shares.

Section 4.02.                              Required Information. The Seller Parties, on behalf of themselves and their Affiliates, agree to promptly provide to Buyer (consistent with the timing required by the Merger Agreement and applicable Law) any information about the Seller Parties (or their Affiliates) that Buyer reasonably determines is required to be included in the Schedule 13E-3 or any other filing or notification with any Governmental Authority in connection with this Agreement or the Transactions. The Seller Parties shall reasonably cooperate with Buyer in connection with the preparation of the foregoing documents to the extent such documents relate to the Seller Parties (or any of their Affiliates). The Seller Parties agree to permit the Company and Buyer to publish and disclose in the Schedule 13E-3 their and their Affiliates’ identity and beneficial ownership of the Shares, the American Depositary Shares representing the Class A Shares or other Equity Securities of the Company and the nature of such party’s commitments, arrangements and understandings under this Agreement or any other agreement or arrangement to which any Seller Party (or any of their Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). The Seller Parties hereby represent and warrant to Buyer as to themselves and their Affiliates, as applicable, that, solely with respect to any information supplied by the Seller Parties or their Affiliates in writing pursuant to this Section 4.02, none of such information supplied or to be supplied by the Seller Parties or their Affiliates for inclusion or incorporation by reference in the Schedule 13E-

3 to be filed with the SEC will, at the time of the filing with the SEC, or at the time of filing with the SEC of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of the involvement of the Seller Parties (and their Affiliates) in the Transactions are provided to such Governmental Authorities and the Seller Parties have had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to the Transactions) to present and explain its positions with the applicable Governmental Authority, the Seller Parties agree to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

Section 4.03.                              Non-competition; Non-solicitation. (a) The Seller Parties undertake to Buyer that, for a period of three (3) years after the Closing Date, none of the Seller Parties or any of their Affiliates shall:

(i)            directly or indirectly, own, invest in, manage or operate any business that competes with the input method or general search business of the Group Companies; or

(ii)            employ, hire or solicit the performance of services by any existing employee of any Group Company, provided that this Section 4.03(a)(ii) shall not restrict any general solicitation of employment not targeted specifically at the employees of the Group Companies.

(b)              If any provision contained in this Section is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law. The Seller Parties acknowledge that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. The Seller Parties agree that Buyer shall be entitled to injunctive relief requiring specific performance by the Seller Parties of this Section, and the Seller Parties consent to the entry thereof.

Section 4.04.                              Tax. Each of the Seller Parties hereby acknowledges, covenants and agrees that, except as contemplated by Schedule 4.09, (a) Buyer shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by the Seller Parties, any of their Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the Transactions and (b) the Seller Parties shall bear and pay any Tax of any nature that is required by applicable Laws to be paid by the Seller Parties arising out of the Transactions. Without derogating from the generality of the foregoing, the Seller Parties shall bear and pay any Tax (including any transfer Tax) imposed on the transfer of the Shares or Transferred Shares pursuant to this Agreement.

Section 4.05.                              Voting Agreement. By executing this Agreement, Seller hereby consents to the entry into the Merger Agreement by the Company, Buyer,THL and TML and the consummation of the transactions contemplated thereby for all purposes of the voting agreement (the “Voting Agreement”), dated as of August 11, 2017, by and among the Company, Seller and THL. Seller acknowledges and confirms that the Voting Agreement shall terminate with immediate effect upon the Closing. Each of the Company and THL is an intended third-party beneficiary of this Section 4.05. The parties acknowledge that Seller has signed a consent letter (the “Consent”) documenting its consent to the Company entering into the Merger Agreement and the consummation of the transactions contemplated thereby and delivered the Consent to the Company and THL.

Section 4.06.                              Release. Each of the Seller Parties, on behalf of itself and its Affiliates (other than the Group Companies), hereby releases, effective as of the Closing, each Group Company and each of its respective Affiliates (collectively, the “Released Parties”) from any and all Actions, causes of action, suits, indebtedness, dues, sums of money, accounts, reckoning, bonds, bills, liabilities, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, losses, judgments, extents, executions, claims and demands (each, a “Released Claim”) and agrees not to bring or threaten to bring or otherwise join or participate in any Released Claim against the Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances, directly or indirectly, relating to any Group Company or any Group Company’s properties, assets or liabilities which existed on or prior to the Closing, provided, however, that the foregoing shall not (i) apply to or prevent any claim or Action for breach of this Agreement or the Merger Agreement, or (ii) apply to or have any effect on any amounts owing or that may become due under any agreement or any arm’s length arrangement without a written agreement with respect to periods as of or prior to the Closing.

Section 4.07.                              Cancellation of Options. The Seller Parties agree and confirm to Buyer that, concurrently with the signing of this Agreement, Seller Parties have entered into an option cancellation agreement with each holder of Vested Options (collectively, the “Option Cancellation Agreements”) and delivered true and complete copies of such Option Cancellation Agreements to Buyer, pursuant to which (a) each holder of Vested Options shall not Transfer or exercise any Vested Option until the Closing, (b) each Vested Option will be cancelled as of the Closing Date, automatically and without action by such holder, and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) the excess of (A) US$9.00 per Class A Share over (B) the exercise price per Class A Share subject to such Vested Option, multiplied by (ii) the number of Class A Shares underlying such Vested Option, which amount shall be paid by Seller following the Closing Date. The Seller Parties acknowledge and confirm that neither Buyer nor any Group Company shall have any obligation to make any payment to holders of Vested Options or bear any other liabilities with respect to such Vested Options or the Option Cancellation Agreements.

Section 4.08.                              Termination of Related Party Contracts. (a) The parties agree that the Contracts between any Seller Party or its Affiliates (excluding the Group Companies), on the one hand, and any Group Company, on the other hand, set out in Part I of Schedule 4.08, shall terminate at the Closing. As soon as practicable after the signing of this Agreement, the Seller Parties shall cause relevant Affiliates of Seller Parties which are parties to the Contracts set out in Part I of Schedule 4.08 to enter into written agreements (collectively, the “Related Party Termination Contracts”) to either terminate or withdraw as a party to, as the case may be, each such Contract, effective from the Closing, without incurring any early termination liabilities, in each case in the form and substance to the reasonable satisfaction of Buyer, and provide true and complete copies of the Related Party Termination Contracts to Buyer.

(b)              The parties agree that the Contracts between any Seller Party or its Affiliates (excluding the Group Companies), on the one hand, and any Group Company, on the other hand, set out in Part II of Schedule 4.08, shall continue to be in full force and effect in accordance with their respective existing terms.

(c)              Except as provided in Section 4.08(a) and Section 4.08(b) hereof, all of the Contracts, written or oral, between any Seller Party or its Affiliates (excluding the Group Companies), on the one hand, and any Group Company, on the other hand, shall terminate at the Closing unless the parties hereto agree otherwise in writing prior to the Closing.

Section 4.09.                              Corporate Structure Matters. As soon as practicable after the signing of this Agreement, the Seller Parties shall, and shall cause Beijing Century High Tech Investment Co., Ltd. (the “Sohu Nominee”), which is one of the nominee shareholders of VIE Entity, to enter into all applicable documents set out in Schedule 4.09 in form and substance reasonably satisfactory to Buyer. After the Closing, the Seller Parties shall, and shall cause their Affiliates (including the Sohu Nominee) to, cooperate with Buyer, VIE Entity, their respective Affiliates and the board members and legal representatives of WFOE and VIE Entity to complete the transfer of all of the Sohu Nominee’s equity interests in VIE Entity to person(s) designated by Buyer as contemplated by Schedule 4.09 and the documents entered into pursuant to Schedule 4.09, including to submit relevant documents and filings with any applicable Governmental Authority, and sign any other documents or take any other actions reasonably requested by Buyer or VIE Entity or required by any applicable Governmental Authority. Except as contemplated by Schedule 4.09, all Taxes, costs or expenses arising out of or in connection with replacing Sohu Nominee as a nominee shareholder of VIE

Entity shall be borne by the party incurring such Taxes, costs or expenses, in accordance with applicable Law.

Section 4.10.                              Vote for Appointment of the Directors. Upon the request of Buyer, if there is a Company Board meeting prior to the Closing, Sohu shall cause each of Charles (Chaoyang) Zhang and Joanna (Yanfeng) Lu to vote at such meeting to (i) increase the size of the Company Board and elect persons designated by Buyer as directors of the Company Board such that the directors designated by Buyer will constitute a majority of the directors of the Company Board; and (ii) appoint a director designated by Buyer as the chairman of the Company Board, in each case effective as of the Closing.

Section 4.11.                              Employee Share Ownership. The Seller Parties shall cause the Protector (as defined in each Trust Deed) of each Trust to (i) prior to or as of the Closing under the Merger Agreement, execute and deliver to the trustee of such Trust a written instruction and all other applicable documents, in such form as is reasonably requested by Buyer, as are required or necessary under the applicable Trust Deed to effect the treatment of the Equity Awards (as defined in the Merger Agreement) with respect to the Class A Shares held by such Trust in accordance with Section 2.02 of the Merger Agreement and (ii) execute and deliver all applicable documents, in such form as is reasonably requested by Buyer, as are required or necessary pursuant to the applicable Trust Deed to effect a replacement of the Protector, effective as of the Closing under the Merger Agreement, with person(s) designated by Buyer; provided that the Seller Parties shall be deemed to have complied with this Section 4.11 so long as the Seller Parties provide Buyer with proof of execution and delivery of such instruction and/or documents, and copies thereof, to the trustee of such Trust.

Article 5
Covenants of Buyer and Seller Parties

Section 5.01.                              Notices of Certain Events. Each of the Seller Parties and Buyer shall promptly notify the other in writing of:

(a)              any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)              any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)              any Actions commenced or, to the knowledge of the Seller Parties threatened against the Seller Parties, or to the knowledge of Buyer threatened against Buyer, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(d)              a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such person having occurred that would cause the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 5.01 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.02.                              Further Actions; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including (a) employing such resources as are necessary to obtain the PRC Regulatory Filings and (b) taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or its Affiliates’ businesses, assets or properties.

Section 5.03.                              Public Announcements. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Seller Parties and Buyer. Thereafter, the Seller Parties and Buyer shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the Stock Exchange of Hong Kong, NASDAQ and/or the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to obtaining the consent (not to be unreasonably withheld) of such other party.

Section 5.04.                              Provision of Information.

(a)              After the Closing until April 30, 2021, Buyer will ensure that the Company, as the surviving company resulting from the Merger, will (i) on a reasonably timely basis, provide to Seller the unaudited consolidated balance sheet of the Company as of the end of the month in which the Closing Date incurred, and the unaudited consolidated income statement and the consolidated unaudited statement of cash flows of the Company for (x) the period from October 1, 2020 to the end of month in which the Closing Date incurred and (y) if and only to the extent required under applicable Laws and at the reasonable request from Seller or the auditor of Seller, the period from January 1, 2020 to September 30, 2020, and (ii) based on the reasonable request of the auditor of Seller for SEC reporting purpose, provide further information with respect to clause (i), that is mutually determined by Buyer and Seller in good faith to be reasonable.

(b)              After April 30, 2021 until the second anniversary of the Closing, Buyer will ensure that the Company, as the surviving company resulting from the Merger, will provide information with respect to the Group Companies that is mutually and reasonably determined by Buyer and Seller in good faith to be necessary for addressing any comments that may come from the SEC, the China Securities Regulatory Commission, or any other relevant regulatory authorities, for periods prior to the Closing reflecting the Company’s status as a consolidated subsidiary of Sohu prior to the Closing.

Article 6
Conditions to Closing

Section 6.01.                              Conditions to Obligations of Each Party. The obligations of Buyer and the Seller Parties to consummate the Closing are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions:

(a)              No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, award, injunction, decree or executive order (an “Order”) which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

(b)              At least twenty (20) days (or such later date as may be required to comply with Rule 13e-3 under the Exchange Act and all other applicable Laws) shall have elapsed following the date on which the Schedule 13E-3 is first mailed by the Company to its shareholders after the SEC staff confirms that it has no further comments on the Schedule 13E-3.

Section 6.02.                              Conditions to Obligation of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a)              (i) Each of the Fundamental Warranties of the Seller Parties shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties), (ii) each of the other representations and warranties of the Seller Parties contained in this Agreement (A) that are qualified by “materiality” or similar qualifiers shall be true and correct in all respects, and (B) that are not qualified by “materiality” or similar qualifiers shall be true and correct in all material respects, in each case of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on and as of such date (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct only as of such date).

(b)              The Seller Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Seller Parties on or prior to the Closing Date.

(c)              The Seller Parties shall have delivered to Buyer a certificate, dated the Closing Date, signed by a duly authorized executive officer of Sohu, certifying as to the satisfaction of the conditions specified in Section 6.02(a) and Section 6.02(b).

(d)              Each of the Consent and the Management Voting Termination Agreement shall have been duly executed and remain effective.

(e)              The Merger Agreement shall have been duly executed by the parties thereto and remain effective.

(f)              All conditions in Section 7.01 and Section 7.02 of the Merger Agreement (other than the consummation of the Transactions under this Agreement and those conditions that by their terms are to be satisfied upon the effectiveness of the Merger) shall have been satisfied or waived.

(g)              No fact, event, circumstance, change, condition, occurrence or effect shall have occurred and be continuing which would result in any condition in Section 7.01 and Section 7.02 of the Merger Agreement not being satisfied if the closing of the Merger took place at the Closing.

(h)              The Seller Parties shall have delivered to Buyer the documents duly signed by the applicable parties as specified in Schedule 4.09.

(i)              The Seller Parties shall have delivered to Buyer copies of the director resolutions of each of the Seller Parties duly authorizing and approving this Agreement and the Transactions.

(j)              The Seller Parties shall have delivered to Buyer a copy of the resignation letter of each of the directors set forth in Schedule 1.02(b) effective from the Closing.

(k)              The Seller Parties shall have delivered to Buyer a copy of the resolutions of the Company Board duly authorizing and approving (i) that the register of members of the Company be updated to reflect the transfer of the Transferred Shares, (ii) the appointment of the directors designated by Buyer such that the directors designated by Buyer would constitute a majority of the directors of the Company Board as of the Closing, and the appointment of a director designated by Buyer as the chairman of the Company Board effective as of the Closing, and (iii) that the register of directors of the Company be updated to reflect such appointments and the resignation of directors set forth in Schedule 1.02(b).

(l)              Each Related Party Termination Contract shall have been entered into pursuant to Section 4.08 and remain effective.

(m)              Each Option Cancellation Agreement shall have been duly executed and remain effective.

(n)              All PRC Regulatory Filings shall have been duly made or obtained, and any applicable statutory clearance or non-objection period in respect thereof shall have expired and no objection shall have been raised with respect to the Transactions, in each case in accordance with applicable PRC Laws.

(o)              Seller and the other parties to the Management Voting Agreement shall have entered into a termination agreement (the “Management Voting Termination Agreement”) to terminate the Management Voting Agreement, effective upon the Closing, and delivered a true and complete copy of such Management Voting Termination Agreement to Buyer.

Section 6.03.                              Conditions to Obligation of the Seller Parties. The obligation of the Seller Parties to consummate the Closing is subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a)              (i) Each of the Fundamental Warranties of Buyer shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties), (ii) each of the other representations and warranties of Buyer contained in this Agreement (A) that are qualified by “materiality” or similar qualifiers shall be true and correct in all respects, and (B) that are not qualified by “materiality” or similar qualifiers shall be true and correct in all material respects, in each case of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on and as of such date (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct only as of such date).

(b)              Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)              All conditions in Section 7.01 and Section 7.03 of the Merger Agreement (other than the consummation of the Transactions under this Agreement and those conditions that by their terms are to be satisfied upon the effectiveness of the Merger) shall have been satisfied or waived.

Article 7
Survival; Indemnification

Section 7.01.                              Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months from the Closing Date; provided that the Fundamental Warranties shall survive indefinitely or until the latest date permitted by applicable Law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02.                              Indemnification. (a) Effective at and after the Closing, each of the Seller Parties (each, an “Indemnifying Party”) hereby jointly and severally indemnify Buyer, its Affiliates and their respective directors, officers, employees, representatives, successors and assignees (each, an “Indemnified Party”) against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a Third Party Claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value) (“Damages”), incurred or suffered by any Indemnified Party resulting from or arising out of (i) any misrepresentation or breach of any warranty made by the Seller Parties pursuant to this Agreement (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard) (each such misrepresentation and breach of warranty a “Warranty Breach”), (ii) breach of covenant or agreement made or to be performed by the Seller Parties pursuant to this Agreement, or (iii) any failure by any Indemnifying Party to comply with applicable Tax Laws (including the obligations of reporting the Transactions to applicable Governmental Authority for Tax and paying any Tax required to be paid in connection with the Transactions), or any determination or Order of any Governmental Authority that any Indemnified Party or any Group Company has failed to withhold or pay any Tax on behalf of any Indemnifying Party in connection with the Transactions, or the unavailability of, limitations on, or reductions in or changes to, any Tax basis of Buyer in connection with the Transactions due to the failure by any person to pay or withhold such Tax.

(b)              With respect to indemnification for Warranty Breaches (other than misrepresentation or breach of any Fundamental Warranty) pursuant to this Section, absent fraud and willful breach, (i) the Seller Parties shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds US$1,000,000, in which case the Seller Parties shall be liable for the whole and entire amount of the Damages, and (ii) the maximum liability of the Indemnifying Parties shall not exceed 10% of the Purchase Price.

Section 7.03.                              Third Party Claim Procedures. (a) Each Indemnified Party seeking indemnification under Section 7.02 agrees to give prompt notice in writing to the Indemnifying Party against whom indemnity is to be sought of the assertion of any claim or the commencement of any Action by any Third Party (“Third Party Claim”) in

respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)              The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 7 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)              The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b)(i) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d)              If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)              In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date of the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f)              Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.04.                              Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.

Section 7.05.                              Tax Treatment of Indemnity Payments. The parties hereto agree to treat any indemnity payment made pursuant to this Article 7 as an adjustment to the Purchase Price for all Tax purposes. If an Indemnifying Party is required to deduct or withhold from a payment under Section 7.02 to an Indemnified Party any Tax, the Indemnifying Party agrees to pay on demand from the Indemnified Party such additional amounts as shall be required so that the net amount received by such Indemnified Party after such deduction or withholding shall equal the amount that would have been received by such Indemnified Party had no such deduction or withholding been made. If any sum payable by an Indemnifying Party is subject to Tax in the hands of the Indemnified Party, the Indemnifying Party agrees to pay on the demand from the Indemnified Party such additional amounts as shall be required to ensure that the net sum retained by such Indemnified Party shall equal the amount that would have been retained by the Indemnified Party in the absence of such Tax.

Article 8
Termination

Section 8.01.                              Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)              by mutual written agreement of Sohu and Buyer;

(b)              by either Sohu or Buyer if the Closing has not been consummated on or before March 29, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of, or primarily resulted in, the Closing not occurring on or prior to the Termination Date;

(c)              by either Sohu or Buyer if any Governmental Authority has enacted, issued, promulgated, enforced or entered any final and non-appealable Order which has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or primarily resulted in, such Order;

(d)              by Buyer if a breach or failure of any representation, warranty, agreement or covenant of the Seller Parties set forth in this Agreement has occurred, would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Buyer is then in material breach of any representations, warranties or covenants hereunder; or

(e)              by Sohu if a breach or failure of any representation, warranty, agreement or covenant of Buyer set forth in this Agreement has occurred, which breach or failure would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date; provided, however, that, Sohu shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if either Seller Party is then in material breach of any representations, warranties or covenants hereunder.

Section 8.02.                              Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Section 5.03, Article 8 and Article 9 shall survive any termination of this Agreement.

Article 9
Miscellaneous

Section 9.01.                              Notices. All notices and other communications hereunder shall be in writing and shall deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Buyer, to:

TitanSupernova Limited
c/o Tencent Holdings Limited
29/F, Three Pacific Place
No. 1 Queen’s Road East
Wanchai, Hong Kong
E-mail: legalnotice@tencent.com
Attention: Compliance and Transactions Department

with a copy to:

Tencent Binhai Towers, No.33 Haitian 2nd Road

Nanshan District,

Shenzhen 518054

China

Attention: Mergers and Acquisitions Department

Email: PD_Support@tencent.com

and

Davis Polk & Wardwell LLP
The Hong Kong Club Building
3A Chater Road, Hong Kong
Attention: Miranda So
Email: miranda.so@davispolk.com

(b)       if to the Seller Parties, to:

Sohu.com (Search) Limited
c/o Sohu.com Limited
Level 18, Sohu.com Media Plaza,

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, PRC
Attention: Joanna Lv
E-mail: joannalu@sohu-inc.com

with a copy to:

Goulston & Storrs PC
400 Atlantic Ave.
Attention: Tim Bancroft
E-mail: tbancroft@goulstonstorrs.com

Section 9.02.                              Certain Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Business Day” means any day other than a Saturday, Sunday or another day on which the banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized by Law or executive order to be closed.

“Closing Date” means the date of the Closing.

“Company Board” means the board of directors of the Company.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

“Fundamental Warranties” means the representations and warranties set forth in Sections 2.01 (Corporate Organization), 2.02 (Authority Relative to This Agreement), 2.03 (No Conflict; Required Filings and Consents), 2.04 (Ownership of Shares), 2.06 (Brokers), 3.01 (Corporate Organization), 3.02 (Authority Relative to This Agreement), 3.03 (No Conflict; Required Filings and Consents), and 3.07 (Brokers).

“Group Company” means any of the Company and its Subsidiaries.

“knowledge” of any party means the actual knowledge of any director or officer of such party after due inquiry.

“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Management Voting Agreement” means the voting agreement, dated as of September 16, 2013 and amended on August 11, 2017, by and among the Company, Seller, Photon Group Limited, Xiaochuan Wang and the other parties thereto.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Schedule 13E-3” means the Rule 13e-3 transaction statement on Schedule 13E-3 relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, as amended or supplemented from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any party, any person (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (iii) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (iv) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.

“Tax” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, gains, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Buyer or any of its Affiliates, directors, officers, employees or representatives.

“Trust” means each of (i) the Rose Shadow Trust established pursuant to the Rose Shadow Trust Deed and (ii) the Luxury Master Trust established pursuant to the Luxury Master Trust Deed.

“Trust Deed” means each of (i) the deed of settlement dated as of March 31, 2013 by and between Xiaochuan Wang as the settlor and Managecorp Limited as the trustee (the “Rose Shadow Trust Deed”) and (ii) the deed of settlement dated as of March 31, 2013 by and between Hongtao Yang as the settlor and Managecorp Limited as the trustee, as amended and restated on June 21, 2013 and as further amended on March 30, 2016 (the “Luxury Master Trust Deed”).

“VIE Entity” means 北京搜狗信息服务有限公司 (Beijing Sogou Information Service Co., Ltd.), a limited liability company incorporated under the Laws of the PRC.

“WFOE” means 北京搜狗科技发展有限公司 (Beijing Sogou Technology Development Co., Ltd.), a limited liability company incorporated under the Laws of the PRC.

(b)              Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	Section 2.05
Agreement	Preamble
Arbitrator	Section 9.08(b)
Bankruptcy and Equity Exception	Section 2.02
Buyer	Preamble
Class A Shares	Recitals
Class B Shares	Recitals
Closing	Section 1.01
Company	Recitals
Consent	Section 4.05(a)
Damages	Section 7.02(a)
Exchange Act	Section 2.03(b)
Governmental Authority	Section 2.03(b)
HKIAC	Section 9.08(b)
Indemnified Party	Section 7.02(a)
Indemnifying Party	Section 7.02(a)
Law	Section 2.03(a)
Management Voting Termination Agreement	Section 6.02(o)
Memorandum & Articles	Section 1.01
Merger	Recitals
Merger Agreement	Recitals
NASDAQ	Section 2.03(b)
NYSE	Section 2.03(b)
Option Cancellation Agreements	Section 4.07
Order	Section 6.01(a)

Term	Section
PRC Regulatory Filings	Section 2.03(b)
Purchase Price	Section 1.01
Related Party Termination Contracts	Section 4.08(a)
Released Claim	Section 4.06
Released Parties	Section 4.06
Seller	Preamble
Seller Parties	Preamble
Shares	Recitals
Sohu	Preamble
Sohu Nominee	Section 4.09
Termination Date	Section 8.01(b)
Third Party Claim	Section 7.03(a)
THL	Recitals
Transactions	Recitals
Transfer	Section 4.01
Transferred Shares	Section 1.02(b)
Vested Option	Section 2.04
Voting Agreement	Section 4.05(a)
Warranty Breach	Section 7.02(a)

Section 9.03.                              Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$”

refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

Section 9.04.                              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05.                              Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Buyer may assign all or any of its rights and obligations hereunder to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.05 is void.

Section 9.06.                              Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.05, Section 4.06 and Article 7 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 9.07.                              Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Seller Parties, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, or the Seller Parties, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

(b)              Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.

Section 9.08.                              Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction.

(b) Subject to Section 9.07, Section 9.08(a) and the last sentence of this Section 9.08(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 9.08. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 9.08, any party may, to the extent permitted under the HKIAC Administered Arbitration Rules, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Administered Arbitration Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

Section 9.09.                              Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)              No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.10.                              Counterparts. This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11.                              Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.12.                              Adjustments. Any reference to a specific number of Shares, Class A Shares or Class B Shares or a specific price per Share, Class A Share or Class B Share shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Class A Shares or Class B Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Class A Shares or Class B Shares occurring on or after the date hereof and at or prior to the Closing and to provide to Seller and Buyer the same economic effect as contemplated by this Agreement prior to such action.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TITANSUPERNOVA LIMITED

By:	/s/ Hongda Xiao
Name: Hongda Xiao
Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOHU.COM LIMITED

By:	/s/ Charles Zhang
Name: Charles Zhang
Title: Chief Executive Officer

SOHU.COM (SEARCH) LIMITED

By:	/s/ Xiufeng Deng
Name: Xiufeng Deng
Title: Director

[Signature Page to Share Purchase Agreement]

Appendix I

Merger Agreement

Schedule 1.02(b)

Schedule 4.08

Schedule 4.09